OCTOBER 11, 2012 / 02:00PM GMT, VOXX - Q2 2013 VOXX International Corporation Earnings Conference Call

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EDITED TRANSCRIPT
VOXX - Q2 2013 VOXX International Corporation Earnings Conference Call

EVENT DATE/TIME: OCTOBER 11, 2012 / 02:00PM GMT

CORPORATE PARTICIPANTS
Glenn Wiener GW Communications - IR
Pat Lavelle VOXX International Corporation - President, CEO
Michael Stoehr VOXX International Corporation - SVP, CFO

CONFERENCE CALL PARTICIPANTS
Mike Malouf Craig-Hallum Capital Group - Analyst
Scott Tilghman Caris & Company - Analyst
Thomas Kahn Kahn Brothers - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the VOXX fiscal second-quarter call. My name is Deborah, and I'm going to be your operator for today. At this time, all participants are in listen-only mode. (Operator Instructions). As a reminder, this call is being recorded for replay purposes.

And now, I would like to hand over to Mr. Glenn Wiener. Please proceed.

Glenn Wiener - GW Communications - IR

Thank you, Deborah, and welcome to VOXX International's fiscal 2013 second-quarter results conference call and webcast. Today's call is being webcast on our website, www.VOXXINTL.com, and can be accessed in the Investor Relations section.

With me this morning are Pat Lavelle, President and Chief Executive Officer; Michael Stoehr, Senior Vice President and our Chief Financial Officer; and John Shalam, our Chairman of the Board.

Before we begin, I'd like to remind everyone that except for historical information contained herein, statements made on today's call and webcast that would constitute forward-looking statements [may involved] -- are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. Risk factors associated with our business are detailed in our Form 10-K for the fiscal year ended February 29, 2012.

We will begin today's call with remarks from Pat and Mike, and we will then open up the call for your questions. If you have any follow-up questions thereafter, please feel free to contact me directly at the office. I should be in this afternoon. And at this time, I'd like to turn the call over to Pat.

Pat Lavelle - VOXX International Corporation - President, CEO

Thank you, Glenn, and good morning, everyone. I will begin today with a review of our second quarter, and then I will focus on our outlook, what we see in the global market and our guidance for the fiscal year. Michael will then walk you through the financials before we open up the call for questions.

Our second-quarter sales came in at $191.7 million, which is an increase of over 21%, or $33.4 million. Our revenue breakdown, our accessory business was up 12% for the comparable quarters, though our domestic accessory sales were up 22%. This marks the fourth consecutive quarter of growth in accessories, and we are meeting the projections we've set out and anticipate this will continue throughout the year.

Wireless speakers and tenants and our new power-charging product line are the key drivers, much of the growth coming from new products introduced this year. Two significant developments are the placement of our Acoustic Research wireless speakers at Home Depot and the placement of the personal sound amplifier, our PSA, at 1200 CVS locations.

We were also successful in landing the Bauhaus account for Schwaiger, which is the largest DIY chain in Germany.

Within electronics, our sales were up over 23%. Domestic Klipsch sales were up 18%, driven by headphones, sound bars and our new 5.1 surround systems. Our headphone business continues to gain market share, and we have the number one selling in-ear headphones at the Apple Stores and strong placement at other leading retailers. We also have a new outline of in-ear headphones that we will be introducing in time for the holiday selling season.

Another significant development is the placement of the Jamo brand of high-end speakers and sound systems at Magnolia Home Theater, the premium brand store within Best Buy. This marks the first national exposure for the Jamo brand in the US.

Our domestic mobile OEM business increased approximately 9%, and we expect this growth to continue throughout the year. As I indicated on our last call, we launched two programs, one with Ford and Nissan, and we will see the impact of those programs in the months ahead.

Our aftermarket business was down slightly, but I expect improvements as we introduce the new location-based service products in the third quarter.

Overall, our domestic operations are performing well, and our product lineup in the third and fourth quarter is impressive. Our domestic business should continue to meet plan despite the fact it we have exited some of the lower-margin product lines I have spoken about in the past.

Despite our performance domestically, we are challenged in the international markets, primarily the Eurozone countries. On one hand, while we are hedged and protecting our margins, our top-line comparisons were impacted by the Euro conversion approximately $7.4 million in the second quarter. All of our European operations felt the impact of the recession in Europe, as well as the slowdown in China, which has primarily impacted Hirschmann.

Hirschmann posted sales of almost $40 million. They came in below budget, however, as a result of lower-than-expected take rates of mobile TV tuners, primarily in China. Audiovox Germany, Oehlbach and Schwaiger also saw quarterly declines due to economic conditions, though Schwaiger is up year-to-date, given its strong market position in set-top boxes as the digital -- the changeover in Europe winds down. Outside of Europe, Venezuela and Mexico were up for the comparable quarters.

Despite the international weakness, our overall margins came in at 28.5%, up 80 basis points from Q2 last year. We reported net income of $3.7 million versus $3.4 million in last year's second quarter, or $0.16 per diluted share, up from $0.15. And we reported EBITDA of $13.1 million versus $9.8 million, with adjusted EBITDA of $13.4 million versus $10.2 million. Mike will provide more details in just a few moments.

I'd now like to shift over to the market and our guidance. It is no secret that all of Europe continues to feel the pressures of recession. Germany escaped the downturn last year, but has felt the impact so far in fiscal 2013. The euro has been trading between 1.20 and 1.30 year to date, as opposed to 1.40 last year. To help offset the fluctuation, we continue to take steps to hedge our exposure around the 1.30 mark, which again protects our gross profit margins, but not sales and EBITDA conversion.

No one can say what will happen over the coming months. However, the euro has bounced back off this year's lows, and indicators are that Germany will return to growth next year and that China's issues are short-term.

Domestically, we are not in a robust economy either, but our business and margins are holding, and as I've said, we are gaining business in new product lines and new partners continue to expand our retail presence.

We had previously forecasted sales of $900 million, gross margins of 28% and EBITDA of $54 million to $57 million, with adjusted EBITDA of $62 million to $65 million. We will not hit those numbers for the year due to our current outlook for our European operations.

At the end of our first fiscal quarter, we were still on track to reach $900 million in sales, though we did say we would revisit guidance this quarter based on what Europe was doing. As I said, our second-quarter numbers were impacted, and based on the new budgets for the balance of the year, international top-line sales will be impacted by about $55 million to $60 million. The impact is across all our euro-based groups.

Our market share remains constant. Our customer count continues to grow. It is really all due to lower consumer spending and the lower-than-expected take rates from our OE customers abroad.

We also stated previously that we intended to exit some lower-margin commoditized product categories. We have jettisoned over $7 million in lower-margin product and plan over the balance of the year for that number to increase to approximately $15 million to $18 million for the fiscal year. We expect this will be offset by growth in our accessory products. We now expect our fiscal 2013 sales to be in the $850 million range, keeping our guidance of 28% gross margins. Our goal over the next few years remains to improve margins to 30%, which we believe is attainable based on projected product mix.

With lower international sales, we expected to generate $48.9 million in EBITDA and $61 million in adjusted EBITDA, with upside based on recovering monies from our vendors as part of the legal settlement last quarter, where we took a charge of $8.4 million. Of course, as with any projection, attaining our goals depends not only on our ability to perform, but also on macroeconomic conditions or other events that are outside our control.

Let me summarize where we are today and give you a glimpse of some of the programs on the near horizon. Over the past few years, we have had a strong international business that helped offset a weak domestic environment. This year, it is the opposite, as our domestic business has been stronger and international markets have weakened. The Euro conversion had a top-line impact of approximately $15.1 million through the first six months of the year. Based on an average year-to-date euro of 1.26, the full-year impact should be approximately $24.1 million. As the euro recession eases, we expect to see sales recover.

Second, moving into next year, even if present conditions continue, we'll be in a better position to grow as the new mobile products we've introduced are gaining traction and our OEM business continues to expand. We have a new partnership with Sprint and we'll be rolling out Car Connection, our new location-based program with Sears and Pep Boys later this quarter.

In September, we began shipments of our first Blu-ray player designed for in-vehicle use.

In OE, we have recently launched two rear-seat entertainment systems, one for the Ford Expedition/Lincoln Navigator and the other for the Ford Explorer. In addition, in August, we launched the new Nissan program for the Pathfinder, Armada and Infiniti JX.

Third, our accessory business is growing, and we have the best placement we've ever had, expanding our presence with big-box retailers, drug stores, hardware stores and lifestyle chains. We have a number of programs set for the holiday season. This quarter, our new Skinit wireless speakers under Acoustic Research will launch at Lowe's, Best Buy and RadioShack, covering over 4000 retail locations. We also have a number of promotions for our charging products running at Home Depot, Costco and BJ's.

Fourth, our premium high-end audio business has also had a number of exciting new launches. The Jamo 360 will launch exclusively at Magnolia Home Theater, as I indicated previously. We have recently concluded a three-year deal for Klipsch commercial cinema speakers, with Lumiere Pavilion in China. And the new Klipsch SB-1 soundbar recently debuted on active display at all Best Buy locations.

Fifth, and perhaps most important, our mobile OEM business holds great potential for our Company both domestically and abroad, and much of that ties directly to Hirschmann. Although revenue has been impacted by lower car sales in Europe and lower take rates in China, Hirschmann positions VOXX International as a leader in bringing new digital technology to the vehicle. Whether it is video, audio, information or communication, their new tuners, combined with our own OEM efforts, hold great promise. We did not buy Hirschmann for what impact it would have on any given quarter. We acquired them for the long term, and, yes, sales have been affected by poor economic conditions; but despite that, Hirschmann remains profitable and they are generating free cash. We believe their true impact on the Company will be felt a few years out when new contracts begin to deliver and new opportunities that result from our combined strengths are realized.

As you know, Audiovox Electronics recently announced an exclusive agreement with MCV to launch an automotive rear-seat entertainment system capable of delivering Dyle Mobile DTV service to vehicles. MCV is the mobile content venture made up of major broadcasters like ABC, NBC, CBS, FOX, Univision and others. The US is the last major market to develop over-the-air digital TV broadcasting for the automotive market. Combined, Hirschmann and VOXX International hold the number one market position in digital mobile TV tuners and rear-seat entertainment, and we believe the combination of our strengths and capabilities, along with our relationship with MCV, will give us first-mover advantage in developing both the OE and aftermarket segments in the US.

Second, and very important for our Company and shareholders, Hirschmann's new tuner technology has already won us over $160 million in new contracts since we acquired them, and we believe this is just the beginning. These contracts begin in 2015 and run through 2021, although we will generate income starting in the second half of 2013 off these programs. At this point, I am not at liberty to share more details with you regarding these contracts, but hope to do so shortly, as soon as our customers permit us to do so.

Bringing Hirschmann technology to the US for potential use in NAFTA-produced vehicles is a request already proposed by some of their larger customers, which would position us to win new business with other North American manufacturers.

And finally, Hirschmann's low-cost manufacturing facility in Hungary will give us opportunities to shift some of our existing China production, giving us potential vertical profitability and adding more OEM production capability, which will also help expand our existing OEM relationships.

As I have stated previously, we will limit M&A activity for the near term, as our plan for fiscal 2013 is to focus on the Hirschmann integration and the upgrade of our ERP system for all domestic operations. This direction will give us greater profitability as we further streamline and consolidate operations and lower fixed costs. We are on target to complete the upgrade at VOXX International by December, and then convert the remaining operations by March, which should give us the ability to begin realizing the efficiencies during fiscal 2014.

In closing, our story has changed. Yes, we are impacted by what is going on in Europe now, and we are doing everything possible to limit that effect. But I don't want that situation to cloud the bigger picture.

In many ways, our Company has undergone a rebirth over the last few years. We have grown beyond an import distribution business model to one where over one third of our business is produced by our own manufacturing facilities, where our engineers are leading the way in bringing digital content, entertainment and convenience to cars and the highest-quality audio to consumers' ears worldwide.

We have grown into a Company where our value-add is recognized by our customers and one where our opportunities and capabilities to generate long-term shareholder value has never been greater.

Thank you for your interest and your support, and Mike, I would like to turn the call over to you for the financial review, and then we will open it up for questions.

Michael Stoehr - VOXX International Corporation - SVP, CFO

Thanks, Pat. Good morning, everyone. Pat spent a good deal of time going through our second-quarter sales results. I would like to make some additional comments on sales and address our margins, operating expenses and EBITDA, as well as some general remarks on our balance sheet. What I'd then like to do is focus on our adjusted EBITDA comparison so you have a clear understanding of what impacted last year's numbers, what costs and adjustments went into our first and second quarter and what we expect for the remainder of the year.

I will echo Pat's comment to start. Our domestic business is holding steady, and while we are going to feel headwinds due to Europe this year, the prospects we have moving into the next fiscal year and beyond are very exciting, especially with new business we recently won at Hirschmann and the opportunities we see across all of our business segments.

Sales. Our second-quarter sales were $191.7 million, up $33.3 million or 21.1%. For the six months, sales were $385.8 million, up $62.1 million or 19.2%. Our electronics business was up 23.3% and 19.3%, the quarter and year-to-date. And our accessory business was up 12% and 18.6% for both three- and six-month periods, respectively.

Our electronics business was favorably impacted by Hirschmann, which accounted for $39.6 million during the second quarter and $72.6 million for the six-month period. And as a reminder, we acquired Hirschmann on March 14 and have approximately 5.5 months of the contribution this fiscal year.

We are in the process of exiting some of our lower-margin, commoditized consumer product lines, and for the quarter, this number was approximately $1.8 million, and year-to-date, a little over $7 million.

Our domestic mobile OBM business, which was down in the first quarter, was up $2.2 million in the comparable second quarter with the start of three new OEM programs, two with Ford, one with Nissan. Year to date, this segment is off approximately $1.6 million, though we are expecting second-quarter trends to continue, and for our domestic OEM business to grow year-over-year.

We experienced some declines in the mobile aftermarket, and much of it was in the mobile audio category.

Our accessory business continues to grow, most of the growth fueled by our domestic operations. For the quarter, our domestic accessory business was up close to $5 million, or 22.4%, which more than offset the weakness internationally. For the six-month period, accessory sales are up $12 million or 18.6%, with both domestic and international up for the comparable periods, $11 million domestically and approximately $1 million internationally.

Our gross margins increased by 80 basis points when comparing our second-quarter 2013 versus 2012, and 30 basis points for the comparable six-month periods. The increase was driven by, one, increased sales of OEM related products; two, lower sales of commoditized consumer product lines and of mobile audio products; and three, increases in our accessory business. These gains more than offset the unfavorable swings between (inaudible) costs and higher freight costs in Audiovox Germany.

These gains were also affected by charges related to replacing our Asia warehouse facilities totaling $521,000 in the first quarter and $268,000 in the second quarter, both in fiscal 2013. We have shifted warehouse facilities in Asia this year in order to lower expenses in future periods.

Additionally, during the six months ended August 31, 2012, we took a charge of approximately $700,000 related to the fair value of inventory purchased as a result of the Hirschmann transaction, but this quarter, the charge was $350,000. We have sold through the inventory and do not anticipate any future charges.

All in all, based on our product mix and budgets for the remainder of the year, we feel comfortable with our prior guidance of a 28% gross margin for the year.

Operating expenses in the second quarter were $47.8 million versus $36.2 million, an increase of $11.6 million, and Hirschmann accounted for $12.8 million of total expenses for this year's second quarter. Excluding the impact of Hirschmann, our core overhead was down $1.2 million or 3.3%.

For the six-month periods, operating expenses were $95.3 million versus $75.9 million, with Hirschmann accounting for $21.2 million. Without Hirschmann, operating expenses were down approximately $1.9 million.

The above declines in expenses in our core overhead were net of an increase in our advertising and marketing budgets, which we previously indicated. And also, we reinstated some of the non-VP salary freezes, some of which had been in place for nearly four years. There is also a slight difference in acquisition-related costs, which is detailed in our adjusted EBITDA reconciliation.

We are actively managing our business and have made expense cuts without impacting our infrastructure. We have several programs underway related to fixed cost reductions. This will result in higher CapEx now, but at the same time lead to considerable savings in future periods.

These current plans include the upgrade of our ERP system, the purchase of the Klipsch headquarters and the consolidation of our RCA and Klipsch facilities. We are also looking into other consolidation plans for our manufacturing, distribution and office facilities, both domestically and abroad.

We reported operating income of 68. -- excuse me -- of $6.8 million versus $7.7 million, and $9.9 million versus $11.6 million for the three- and six-month periods of fiscal 2012 and fiscal 2013.

For the quarters, interest and bank charges increased by $301,000, which is due to the interest expense and fees and amortization of deferred financing costs related to our amended credit facility.

Income of equity investees, is which is income from our joint venture, ASA, increased $303,000. Other net expenses increased $884,000. This included foreign currency exchange losses, losses due to hedge accounting and rental and interest income.

For the six-month periods, interest and bank charges increased $1.1 million, income from ASA increased $531,000, net expenses increased $9.3 million. Within this, $8.4 million was related to charges we took in connection with the patent suit, and we are in litigation with vendors to recover some of these funds. And losses of foreign exchange contracts totaled $2.7 million in conjunction with Hirschmann's acquisition and a recovery of $800,000 in the first quarter related to Klipsch counterfeiting settlement claims.

Net income for fiscal 2013 three-month period was $3.7 million, or net income per diluted share of $0.16 versus $3.4 million or $0.15 last year second quarter.

For the six months, we reported a net loss of approximately $1 million or a loss of $0.04, versus net income of $5.9 million or $0.25 a diluted share.

Now I'd like to provide a clear reconciliation of our adjusted EBITDA. As you can see, where we are today versus last year and what we expect for the fiscal year. In meetings with many of you over the past several months, we know this is an area that has a lot of moving parts.

We'd like to focus on our adjusted EBITDA numbers moving forward. Adjusted EBITDA for fiscal 2013 second quarter was $13.4 million versus $10.2 million last year. In the second quarter of fiscal 2013 versus fiscal 2012, one, we had $64,000 of stock-based compensation versus $126,000 last year. Two, we had $268,000 of Asian restructuring charges for our facility change versus no charge last year.

Three, we had $55,000 of acquisition-related costs versus $239,000 last year. The net effect is $387,000 in adjustments in fiscal 2013 versus $365,000 in fiscal 2012.

For the six-month period, fiscal 2013 versus fiscal 2012, adjusted EBITDA was $23.4 million versus $19.9 million. We had a $127,000 of stock-based compensation versus $376,000 last year, a $8.4 million net settlement charge in fiscal 2013, a gain of $800,000 related to Klipsch settlement recovery in fiscal 2013, a $789,000 charge related to our Asia warehouse restructuring in fiscal 2013, $1.7 million of acquisition-related costs versus $1.6 million last year, and a $2.7 million loss in foreign exchange contracts from Hirschmann in fiscal 2013. The net effect is $12.8 million in adjustments in fiscal 2013 versus $2 million in fiscal 2012.

Now on our revised guidance today, we projected adjusted EBITDA of $61 million, which includes $12.1 million of estimated net adjustments for the full fiscal year. This compares to prior guidance we gave in May of adjusted EBITDA of $62 million to $65 million. The revised guidance is solely due to the European environment and the impact on our business which Pat outlined. We believe this to be short term.

We are estimating to generate free cash flow of approximately $30 million this fiscal year. We will be in a position to pay down some debt, and we believe next year's comparisons will be better, especially if the global economies show even modest improvements.

Before we open the call for questions, a few comments on our balance sheet. Our AR terms were 5.7 during the six-month period of fiscal 2013 versus 5.5 during the comparative periods fiscal 2012. And our inventory turns improved 3 versus 2.7 for the same periods.

At the time of the Hirschmann acquisition, we had borrowed approximately $153 million to fund the purchase agreement and provide an additional $5 million of working capital to fund Hirschmann's business. As of today, our outstanding borrowings are $171 million, which includes the net settlement for MPEG of $8.4 million.

We are now at our peak borrowing season and our seasonal debt will come down to a level of $138 million to $142 million, and we have further outstanding receivables for collection and a leverage ratio at year-end of 2.6.

In fiscal 2013, we currently estimate our CapEx will be $13 million for systemwide upgrade, facility purchase and core business needs, inclusive of Hirschmann. While we continue to have discussions about potential acquisition, our focus is on integration, growing our business organically and potential consolidation to generate better efficiencies, which will result in lower fixed expenses and increased profitability.

Thank you, and at this time, I will turn the call back to Pat.

Pat Lavelle - VOXX International Corporation - President, CEO

Thank you, Mike. And we can open it up now.

QUESTION AND ANSWER

Operator

(Operator Instructions) Mike Malouf, Craig-Hallum Capital Group.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Thank you, guys, for taking may questions. I want to get just a little bit more clarity -- maybe this question is for Mike -- with regards to cash flow over the next couple quarters and where debt levels will shake out.

If I remember what you said, about $153 million in debt at the time of the acquisition, plus roughly $8 million with regards to the settlement. And then are you going to use $30 million of the free cash flow to sort of end there around $130 million? Is that sort of a target at the end of the year?

Michael Stoehr - VOXX International Corporation - SVP, CFO

Right, the year-and number of $138 million has cash on the balance sheet that hasn't cleared up yet, so you will see in March it will come down.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Okay, great. And then for Pat, can you give us a sense -- when you look at auto sales in Europe, obviously, we are having a lot of difficulty. I think some forecasters are looking for it down 8% to 10%, probably around a $12 million auto sales in Europe. Is that really what is baked into your guidance now with regards to auto sales, or have you even gone lower than that? Or maybe you are more optimistic and there might be a little bit risk to some further weakness associated with the European auto market.

Pat Lavelle - VOXX International Corporation - President, CEO

Based on our European business, we base our forecasts off the projected take rates that the manufacturers provide, based on their production and their expected sales. So our expectations follow theirs.

We will temper them somewhat to the lower side, but we have to stay pretty close to what their numbers are, because, in some cases, our product are going on every car and we have to make sure that the product is available.

As far as the European market, we don't see much improvement. We do see improvement in the American market, moving from maybe 14.5 million cars and trucks this year to over 15 million. And we see some improvement as China -- we believe the situation in China will rectify itself a little bit quicker, and we expect to see improvement there as well. And that is what we are baking into our projections.

Mike Malouf - Craig-Hallum Capital Group - Analyst

And where do you think the European automakers right now are projecting European auto sales to be?

Pat Lavelle - VOXX International Corporation - President, CEO

Well, if they are looking -- if the consensus is 12 million, which is down from 13 million, that is where -- that is what they would be looking at, yes.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Okay, great. Thanks. And just moving to Hirschmann, obviously had a lot of success with new contracts, and you talked a little bit about the NAFTA opportunity.

What does the pipeline look like for Hirschmann? Are we going to see -- is your expectations that we get more and more of these contracts over the next year or so, to be announced as we go forward? Thanks.

Pat Lavelle - VOXX International Corporation - President, CEO

Yes, first off, the pipeline of business that we have -- as you know, contracts with the OEMs can go out three, four, five years. So our pipeline of business remains as what we saw when we did our due diligence.

On top of that, as I've just mentioned, we've won over $160 million in new contracts. That was recently awarded to us. But we have won some other smaller contracts since we've closed as well.

So the pipeline looks good, but really we believe some of the new technology that they are introducing will be able to generate some new contracts for that new technology as it becomes widely known.

The other area that we see promise in is, as I said, the US market is just going to be offering digital TV for automobiles next year. And we believe we are positioned very well there. The technology that they have, the fact that they are working on DVB-T2 technology, which is the high-definition technology, which is what would be used in the United States, we believe that we will have first-mover advantage.

And with our position as the incumbent supplier of many of the rear-seat entertainment systems to the OEMs, we believe that we will be able to do some pretty good attachment of a digital TV tuner to those rear-seat entertainment systems. So we believe that their pipeline is going to be pretty full.

Mike Malouf - Craig-Hallum Capital Group - Analyst

When do you think we will actually see OEM mobile TV, and how soon after on the aftermarket side? Or when should we see the aftermarket side?

Pat Lavelle - VOXX International Corporation - President, CEO

We are scheduled to introduce our first unit in May of next year for the aftermarket. And based on the fact that Hirschmann is already producing OEM platform digital TV tuners, we believe we can move quickly into OEM if they choose to do so.

Mike Malouf - Craig-Hallum Capital Group - Analyst

Great. Thanks a lot. Appreciate the help.

Pat Lavelle - VOXX International Corporation - President, CEO

Okay, Mike.

Operator

Scott Tilghman, Caris & Company.

Scott Tilghman - Caris & Company - Analyst

Thanks. Good morning. Wanted to first ask about the legislative front. Obviously, some things have been put on hold. But do you have any insight as to how some of the products, such as the backup cameras, the lane departure devices, may get pushed through on the legislative side over the next couple years?

Pat Lavelle - VOXX International Corporation - President, CEO

Some of the safety items, obviously, you are going to see -- I'm not so sure you are going to see as much legislation as you are going to see as much product being introduced by the higher-priced vehicle manufacturers.

Rear observation is supposed to be mandated, and that was a big win for KidsAndCars with the US legislator. But I believe that you are going to see, whether the aftermarket or whether it be the OEMs, drive more and more of these electronics into the car, and it's going to make legislating them that much easier.

Scott Tilghman - Caris & Company - Analyst

Do you think we will see more and more moving off the options list and into the standard side of things?

Pat Lavelle - VOXX International Corporation - President, CEO

Yes, that is something that is going to be natural. Once it gets legislated to where it needs to be on most cars, it will go standard.

Scott Tilghman - Caris & Company - Analyst

Okay. And I wanted to touch on two accounting questions. First, depreciation really seems like it kicked up here in the second quarter much higher than the run rate had been. Can't find anything in the Q that would justify that. Mike, can you explain why we basically doubled the level we had in the first quarter?

Michael Stoehr - VOXX International Corporation - SVP, CFO

Scott, what that is is it is really the impact of bringing Hirschmann into our financial reporting systems. We took the business over on March 5, and they had been a privately held German company and ran their businesses on accounting basis a little bit differently. The bottom lines are not different.

What we had to do was in the second quarter, we had to remap their chart of accounts into our chart of accounts, and at that point, that is how the depreciation came up.

Scott Tilghman - Caris & Company - Analyst

So essentially, it is an adjustment for first quarter in there?

Michael Stoehr - VOXX International Corporation - SVP, CFO

Right, it's really bringing Hirschmann into our chart of accounts. So as of the second quarter, everything is lined up.

Scott Tilghman - Caris & Company - Analyst

So if we sort of normalize -- sort of a $4 million-ish a quarter would be a good number?

Michael Stoehr - VOXX International Corporation - SVP, CFO

Yes, that's fine.

Scott Tilghman - Caris & Company - Analyst

Okay. Second, on the interest expense side, a fairly hefty drop-off despite the debt levels, a little over $500,000 quarter to quarter. I know there were some changes in the bank lines. But is there anything else impacting that?

Michael Stoehr - VOXX International Corporation - SVP, CFO

We are getting pretty good rates. That's all I can say. And what we also do, Scott, which you don't see, is during the week we've sort of changed our payment patterns to our vendors who don't charge us interest. Instead of paying every day, we are paying once a week. So I'm taking that interest in putting it into the bank lines. So you will always see at month end it is a little bit higher, but during the month it is lower.

Scott Tilghman - Caris & Company - Analyst

So, again, looking at it from a modeling standpoint, somewhere around the $1.7 million in net interest expense is a good number?

Michael Stoehr - VOXX International Corporation - SVP, CFO

Yes.

Scott Tilghman - Caris & Company - Analyst

Great. Thank you.

Operator

Thomas Kahn, Kahn Brothers.

Thomas Kahn - Kahn Brothers - Analyst

Could you walk me through this mobile TV? If I buy a car that has a rear-seat entertainment system and I want to get mobile TV, I'll have to pay how many dollars extra for the hardware in the car? And then what would I be paying for maybe a subscription model to get the mobile TV? How is this going to work?

Pat Lavelle - VOXX International Corporation - President, CEO

Basically, the pricing is going to vary depending on whether it is an aftermarket system or an OEM system. Pricing has not been finalized at this particular point.

But you would be able to pick up a tuner for your vehicle -- if you already have a rear seat entertainment system, you would be able to go to the aftermarket for that. I would say that you'd would probably see something less than $500 there.

And then as you move into the OEM, it will probably be packaged into the entire rear-seat entertainment system. As far as the cost, the beauty of this particular technology is that this is regular broadcast TV that is advertiser-paid, like your regular TV at home. So many of the stations will be able to come to you free. And then there is the possibility that there may be programs, premium content, that could be pushed to the device where there would be a charge. But all this is not set at this particular point for what we will be offering.

Thomas Kahn - Kahn Brothers - Analyst

So what we are saying is essentially that if the NFL Giant game is broadcast free with advertisers on regular TV, presumably I could watch that sitting in the rear seat of my Bentley chauffeur-driven car at no subscription cost, other than paying $500 or less for the hardware that goes in the box.

Pat Lavelle - VOXX International Corporation - President, CEO

Yes.

Thomas Kahn - Kahn Brothers - Analyst

That sounds great. Thank you very much.

Pat Lavelle - VOXX International Corporation - President, CEO

You are welcome.

Operator

Thank you. Sir, you have no more questions at this time. (Operator Instructions)

Pat Lavelle - VOXX International Corporation - President, CEO

Okay, if there are no more questions, I would like to thank everyone for joining us here today. I appreciate, and the management team here appreciates, your interest in VOXX International. And have a great day.

Operator

Thank you for joining today's conference. This concludes the presentation. You may now disconnect, and good day.

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